Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

November 29, 2011

What is the EquityCompass Buyback Strategy? The EquityCompass Buyback Strategy, which is maintained by EquityCompass Strategies, a unit of Choice Financial Partners, Inc., (the “Index Selection Agent”) a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated. The Strategy selects a portfolio of stocks of up to 30 companies with the most significant share buyback announcements, based on the stated dollar value and stated share buyback quantity, in the prior three months. What is the Premise of the EquityCompass Buyback Strategy? The Strategy is based on the premise that stocks of companies that announce share buybacks may perform well because buyback announcements may be a signal to the market that the company’s management believes that the company’s shares are undervalued. How Might the Stocks Included in the Index Differ From the Stocks Selected by the EquityCompass Buyback Strategy in any Month? If the index sponsor determines that any of the stocks selected by the Strategy in any month are stocks that the index sponsor or any of its affiliates would be precluded from purchasing or selling because such stock is on the index sponsor’s firmwide restricted list due to legal or regulatory considerations, then the index sponsor may remove that stock from the basket and replace it with a “deemed index component”. The index sponsor may also use deemed index components to ensure that there are at least 20 stocks in the basket at any time and to ensure that the concentration of the Index in certain numbers individual stocks (by dollar weight) will not exceed certain prescribed thresholds. “Deemed index components” will be selected from a group of ETFs that track a broad-based equity index, including, among others, the SPDR® S&P 500 ETF Trust, the iShares S&P 500 Index Fund and the iShares Russell 1000 Index Fund. What is the Role of Barclays Capital? Barclays Capital, a division of Barclays Bank PLC is the index sponsor of the Index. The index sponsor is responsible for calculating, maintaining and publishing the Index. EQUITYCOMPASS SHARE BUYBACK INDEX What is the Purpose of the Index? The EquityCompass Share Buyback Index seeks to systematically capture the returns that may be available from taking a long position in a basket of stocks that are the subject of recent buyback announcements. The basket of stocks is selected pursuant to the EquityCompass Share BuyBack Strategy (the “Strategy”) and the trading restriction filter and concentration procedures described below under “How Might Stocks Included in the Index Differ from the Stocks Selected by the EquityCompass Buyback Strategy in any Month?”.

EQUITYCOMPASS SHARE BUYBACK INDEX Who Is the Index Sponsor? Barclays Capital will serve as index sponsor for the Index. Barclays Capital’s index platform was established in 1973. Currently, there is in excess of $6 trillion in assets benchmarked against Barclays Capital Indices globally.2 Global investors evaluate performance against Barclays Capital benchmarks and use index data to measure broad-market and sector-specific returns and risk characteristics and track security-level pricing data and analytics on more than 70,000 index eligible securities.2 Where can I find Information on the EquityCompass Share Buyback Index? Barclays Capital calculates the level of the EquityCompass Share Buyback Index on each index calculation day and publishes the index level on the EquityCompass Share Buyback Index page at www.barcap.com/indices. The EquityCompass Share Buyback Index is also reported on Bloomberg under the ticker symbol “EQCOMPBB <Index>”. Who is Barclays Bank? Barclays is a major global financial services provider engaged in retail banking, credit cards, corporate and investment banking and wealth management with an extensive international presence in Europe, the Americas, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs over 145,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. Step 1 Step 2 Step 3 Step 5 Step 4 Stock 1 Stock 2 ….. Stock 30 Stock must be part of 1. Russell 3000® Index and 2. traded on at least one major U.S. stock exchange. Stock must be part of 1. Russell 3000® Index and 2. traded on at least one major U.S. stock exchange. Index Selection Agent creates a list of stocks of companies that have made at least one buyback announcement in the last three months. Company making the buyback announcement should have a minimum Market Capitalisation of $500 million and an Annual Trading Volume of 15 million shares. Fourth, the eligible universe is ranked according to two factors: (a) significance of buyback announcement value and (b) number of days between the announcement date of the share buyback and the index portfolio constitution date. The average rank and a composite rank are determined for each stock. The average rank is the average of (a) the stock’s significance rank and (b) the stock’s number of days rank with stocks having the shortest period of time since the buyback announcement being ranked the highest. The composite rank is a percentile obtained by dividing the average rank of such stock by the total number of stocks within the eligible universe. If more than 30 companies remain, then companies not ranked in the top 30 according to their respective composite ranks will be excluded. How are the Stocks Included in the EquityCompass Share Buyback Index Selected Each Month?* The Strategy is based on the premise that buyback announcements may be a signal to the market that the company’s management believes that the company’s shares are undervalued. * For a description of additional steps not shown in this graphic that will be taken in selecting the stocks of the Index, please see “How Might Stocks Included in the Index Differ from the Stocks Selected by the EquityCompass Buyback Strategy in any Month?” above. 2 Source Barclays Capital, 2011.

Select Risk Considerations: you should carefully consider, among many things, the “Risk Factors” section in the applicable offering document. The Level of the Index will Depend upon the Success of the EquityCompass Share Buyback Strategy: The Index is based on the EquityCompass Share Buyback Strategy, which seeks to capture the returns that may be available from investing in a selected basket of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date and which meet other eligibility requirements. The EquityCompass Share Buyback Strategy is based on the premise that stocks of companies that announce share buybacks will perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued. This positive signal to the market may cause the value of the shares to rise after the share buyback announcement. However, the announcement of a share buyback within the relevant three month period and other selection criteria used by the EquityCompass Share Buyback Strategy may not be accurate predictors of future share performance. If the EquityCompass Share Buyback Strategy selects stocks that subsequently decline in value, the level of the Index will decline, which will have an adverse effect on the value of any products linked to the EquityCompass Share Buyback Index (the “Products”). Credit of the Issuer: The Products, if and when issued, will be unsecured obligations of the issuer of such Products and will not be, either directly or indirectly, an obligation of any third party. Any payment to be made on the Products depends on the ability of the issuer of such Products to satisfy its obligations as they come due. As a result, the value of Products may be affected by changes in the perceived or actual creditworthiness of the issuer of such Products, and, in the event the issuer of such Products were to default on its obligations, you may not receive the amounts owed to you under the terms of such Products. Your Own Evaluation of the Merits: In connection with any purchase of Products, you should consult your own financial, tax and legal advisors as to the risks involved in an investment in the Products and not rely on Barclays’ or the issuer or any distributor of such Products’ views in any respect. you should make a complete investigation as to the merits of an investment in Products. Liquidity: There may be little or no secondary market for Products. Barclays Capital Inc. or the issuer of such Products, as the case may be, may engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells Products prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold Products to maturity. Certain Built-In Costs: The original issue price of Products includes the agent’s commission and the cost of hedging the issuer’s obligations under Products through one or more of its affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. or the issuer of such Products, as the case may be, will be willing to purchase Products from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. Potential Conflicts of Interests: Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As will be discussed in further detail in the offering documents relating to any Products, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Products. For example, if there is a lack of liquidity or material decline in the liquidity of an index component, the index sponsor could determine that this is an index market disruption event and make certain adjustments to the Index. The Index Has Very Limited Historical Information: The Index was created in November 2011. Because the Index is new and extremely limited historical performance data exists, your investment in the Products may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to evaluate the validity of the EquityCompass Share Buyback Strategy and the methodology utilized by the Index to select the index components. Historical Levels of the Index Should not be Taken as an Indication of the Future Performance or Volatility of the Index during the Term of the Products: It is impossible to predict whether the Index will rise or fall. The level of the Index reflects the performance of a limited number of shares, relative to a broad market indicator. The performance of these shares may be influenced by many unpredictable factors. The actual volatility and performance of the Index over the term of the Products, as well as the amount payable at maturity or upon early redemption, may bear little relation to historical levels of the Index. EQUITYCOMPASS SHARE BUYBACK INDEX

EQUITYCOMPASS SHARE BUYBACK INDEX Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for offerings of the Products. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue - Attn: US InvSol Support, New York, NY 10019. The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities: This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (‘‘Barclays’’), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s). This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the “Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you. Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor. The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document. THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS. © 2011, Barclays Bank PLC. All rights reserved. CSNY400572 v3